Exhibit 99.4

Consent to be Named as a Director Nominee

In connection with the filing by Scancell Holdings plc (“Scancell”) of the Registration Statement on Form F-4 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named in the Registration Statement and any and all amendments and supplements thereto as a member of the board of directors of Scancell following the consummation of the business combination described in the Registration Statement. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: October 1, 2026

/s/ Susan Clement Davies
By: Susan Clement Davies